Exhibit 99.1
FOR IMMEDIATE RELEASE
Tuesday, April 29, 2008
7:30 A.M. CDT
BELO REPORTS RESULTS FOR FIRST QUARTER 2008
     DALLAS — Belo Corp. (NYSE: BLC) today reported first quarter earnings per share of $0.10 from continuing operations, before spin-off related charges, compared to $0.15 in the first quarter of 2007.
     Spin-off related charges included transaction and financing costs totaling approximately $3.2 million, net of taxes, and the previously disclosed one-time tax charge of $18.2 million related to the transfer of certain intangibles in connection with the spin-off. The reported loss per share from continuing operations, including the spin-off charges, was ($0.11) in the first quarter of 2008. The loss per share from continuing operations excludes the results of Belo’s newspaper businesses and related assets, which were spun off on February 8, 2008. Those results are included in discontinued operations for the period from January 1 to the February 8 spin-off date and total ($0.04) per share. The reported net loss per share including discontinued operations was ($0.15) compared to net earnings per share of $0.15 in the first quarter of 2007. Earnings per share in the first quarter of 2007 included a credit from the settlement of the Company’s Hurricane Katrina-related insurance claim totaling $0.02 per share, net of taxes.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “The completion of the spin-off marks a major transition in Belo’s 166-year history. Belo is now one of the largest pure-play publicly-traded television companies in the country. With a leading collection of television assets located in attractive growth markets, the Company is ideally positioned to capitalize on both short and long-term opportunities.
     “While Belo’s results were highlighted by strong first quarter political revenues and continued impressive growth in its online businesses, soft advertising conditions contributed to a 2 percent decline in first quarter total revenue. In addition, the Company cycled against a very strong performance in first quarter 2007, which included the airing of the Super Bowl on our five CBS affiliates in 2007 versus our one FOX affiliate in 2008.”
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Belo Announces First Quarter 2008 Results
April 29, 2008
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First Quarter in Review
Operating Results
     Total revenues decreased 2 percent in the first quarter of 2008 versus the prior year. Total spot revenue, including political, was down 5 percent with 6.4 percent and 10 percent decreases in local and national spot, respectively. First quarter 2008 revenues were affected by a soft advertising environment, particularly in the automotive category. The Company’s 2008 results were also impacted by the Super Bowl airing on its single FOX affiliate versus its five CBS affiliates in 2007, resulting in a $2 million unfavorable revenue variance.
     First quarter 2008 political revenues of $5.1 million were up $4.3 million versus the first quarter of 2007. Advertising revenue associated with Belo’s Web sites increased 32 percent to $6.9 million in the first quarter 2008, representing 4 percent of Belo’s total revenues.
     Total station expenses increased 3.8 percent in the first quarter versus the same period last year. Station EBITDA in the first quarter of 2008 was down 11.6 percent versus the prior year.
Corporate
     Corporate costs and expenses were $13.3 million in the first quarter of 2008 as compared to $10.6 million in the first quarter of 2007. First quarter 2008 expenses included $4.2 million in spin-off related costs before taxes. Excluding these costs, corporate expenses were $9.1 million, a decrease of 14 percent.
Other Items
     Belo’s depreciation and amortization expense totaled $10.9 million in the first quarter of 2008, a 1.5 percent decrease from the first quarter of 2007. Interest expense, which included financing costs related to the spin-off, decreased $1.4 million, or 5.8 percent, in the first quarter of 2008. Other income (expense), net, decreased $4.8 million in the first quarter of 2008 due primarily to a $4 million credit from the settlement of the Company’s Hurricane Katrina-related insurance claim in the first quarter of 2007.
     Income tax expense increased $12.9 million in the first quarter of 2008 compared to the first quarter of 2007 due primarily to a one-time $18.2 million tax charge related to the transfer of certain intangible assets in connection with the spin-off.
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Belo Announces First Quarter 2008 Results
April 29, 2008
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     Total debt at March 31, 2008 was $1.2 billion. The Company invested $6.4 million in capital expenditures and repurchased 191,000 shares for a total of $2.2 million in the first quarter of 2008 to offset share issuances under the Company’s employee benefit plans.
Discontinued Operations
     On February 8, 2008, Belo completed the spin-off of its newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation. The results of operations of the Newspaper Group and related corporate expenses are classified as discontinued operations for all periods prior to the spin-off.
Non-GAAP Financial Measures
     A reconciliation of station EBITDA to earnings from operations and a reconciliation of earnings per share from continuing operations to earnings per share from continuing operations, before spin-off related charges, are set forth in an exhibit to this release.
Second Quarter Outlook
     In looking to the second quarter, Shive said, “While local and national spot revenues are currently pacing better than first quarter, we can’t predict with certainty where the second quarter will finish given that economic conditions continue to be soft. In addition, we had $5.1 million in political revenue in the first quarter, but expect to see less political in the second quarter. As in past election cycles, we expect the majority of political revenue to come in the back half of the year. Operating expense increases for the remainder of the year will continue to be managed to lower levels if economic conditions do not improve.”
     A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To
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Belo Announces First Quarter 2008 Results
April 29, 2008
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access the listen-only conference lines, dial 1-800-230-1059. A replay line will be open from 3:00 p.m. CDT on April 29 until 11:59 p.m. CDT on May 6, 2008. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 917929.
About Belo Corp.
     Belo Corp. is one of the nation’s largest pure-play publicly-traded television companies, with annual revenue of approximately $775 million. The Company owns and operates 20 television stations reaching more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates, and their associated Web sites, in 15 highly-attractive markets across the United States. Belo stations consistently deliver distinguished journalism for which they have received significant industry recognition including nine Alfred I. duPont-Columbia University Silver Baton Awards; nine George Foster Peabody Awards; and 19 national Edward R. Murrow Awards — all since 2000, and in each case more than any other commercial station group in the nation. Nearly all Belo stations rank first or second in their local market. Belo owns stations in seven of the top 25 markets in the nation, with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix. Additionally, the Company has created regional cable news channels in Texas and the Northwest increasing its impact in those regions. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the distribution of the newspaper businesses and related assets of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on
Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts (unaudited)	2008	2007
Net Operating Revenues	$174,827	$178,341

Operating Costs and Expenses
Station salaries, wages and employee benefits	62,149	59,498
Station programming and other operating costs	53,938	52,366
Corporate operating costs	9,090	10,550
Spin-off related costs	4,249	—
Depreciation	10,884	10,608
Amortization	—	442

Total operating costs and expenses	140,310	133,464

Earnings from operations	34,517	44,877

Other income and expense
Interest expense	(22,744)	(24,151)
Other income, net (2)	269	5,087

Total other income and expense	(22,475)	(19,064)

Earnings from continuing operations before income taxes	12,042	25,813
Income taxes	22,922	10,038

Net earnings (loss) from continuing operations	(10,880)	15,775

Discontinued operations, net of tax	(4,499)	(324)

Net earnings (loss)	$(15,379)	$15,451

Net earnings (loss) per share — Basic
Earnings (loss) per share from continuing operations	$(0.11)	$0.15
Earnings (loss) per share from discontinued operations	(0.04)	—

Net earnings (loss) per share — Basic	$(0.15)	$0.15

Net earnings (loss) per share — Diluted
Earnings (loss) per share from continuing operations	$(0.11)	$0.15
Earnings (loss) per share from discontinued operations	(0.04)	$—

Net earnings (loss) per share — Diluted	$(0.15)	0.15

Average shares outstanding
Basic	102,267	102,271
Diluted (3)	102,267	102,862

Cash dividends declared per share	$0.075	$0.125

Note 1: Certain prior period amounts have been reclassified to conform to current year presentation and to reflect discontinued operations.
Note 2: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense). In 2007, other income (expense) included $4,000 related to an insurance settlement from losses suffered from Hurricane Katrina.
Note 3: Potential dilutive common shares were antidilutive as a result of the Company’s net loss for the three months ended March 31, 2008. As a result, basic and diluted average shares outstanding were the same for this period.

Belo Corp.
Consolidated Condensed Balance Sheets

	March 31,	December 31,
In thousands	2008	2007
	(unaudited)	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$6,545	$11,190
Accounts receivable, net	155,873	181,755
Other current assets	24,542	26,875
Current assets of discontinued operations	—	124,569

Total current assets	186,960	344,389

Property, plant and equipment, net	225,907	228,012
Intangible assets, net	2,045,793	2,045,793
Other assets	63,335	60,799
Long-term assets of discontinued operations	—	500,067

Total assets	$2,521,995	$3,179,060

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17,686	$34,267
Accrued expenses	59,639	84,754
Other current liabilities	53,425	49,100
Current liabilities of discontinued operations	—	81,331

Total current liabilities	130,750	249,452

Long-term debt	1,186,475	1,168,140
Deferred income taxes	426,745	425,613
Other liabilities	29,163	49,741
Long-term liabilities of discontinued operations	—	34,406
Total shareholders’ equity	748,862	1,251,708

Total liabilities and shareholders’ equity	$2,521,995	$3,179,060

Note 1: Certain prior period amounts have been reclassified to reflect discontinued operations.

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2008	2007
Station EBITDA (1)	$58,740	$66,477
Corporate operating costs	9,090	10,550
Spin-off related costs	4,249	—
Depreciation	10,884	10,608
Amortization	—	442

Earnings from operations	$34,517	$44,877

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, corporate expense and spin-off related operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Earnings From Continuing Operations Before Spin-Off Related Charges

	Three Months ended March 31, 2008			Three Months ended March 31, 2007
In thousands (unaudited)	Earnings	EPS	Shares(2)	Earnings	EPS	Shares
Net earnings (loss) from continuing operations	$(10,880)	$(0.11)	102,267	$15,775	$0.15	102,862
Spin-off related operating and financing costs, net of tax	3,151	0.03	102,267	—
Spin-off related tax charge	18,235	$0.18	102,267	—

Net earnings from continuing operations before spin-off related charges	$10,506	$0.10	103,388	$15,775	$0.15	102,862

Note 2:	Potential dilutive common shares were antidilutive as a result of the Company’s net loss from continuing operations for the three months ended March 31, 2008. As a result, basic weighted average shares were used in the calculation of net loss per share from continuing operations for this period. In the absence of the net loss from continuing operations, potential dilutive common shares were added to weighted average common shares outstanding in the calculation of net earnings per share from continuing operations before spin-off related charges.